Exhibit 15.2

Review Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Domtar Corporation:

We have reviewed the consolidated balance sheet of Domtar Corporation (formerly the Weyerhaeuser Fine Paper Business, a Business Unit of Weyerhaeuser Company, and the predecessor of Domtar Corporation) as of September 24, 2006 (not presented herein) and the related consolidated statements of income, shareholders’ equity and cash flows for the thirteen and thirty-nine week periods ended September 24, 2006. These consolidated financial statements are the responsibility of Domtar Corporation’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the combined balance sheet of Domtar Corporation (formerly the Weyerhaeuser Fine Paper Business, a Business Unit of Weyerhaeuser Company, and the predecessor of Domtar Corporation) as of December 31, 2006 and the related statements of operations, business unit equity, and cash flows for the year then ended (not presented herein); and in our report dated March 29, 2007, except as to notes 17 and 20, which are as of June 19, 2007, and note 21, which is as of September 24, 2007, we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2006, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

The consolidated balance sheet as of September 30, 2007 and the related consolidated statements of income, shareholders’ equity, and cash flows for the thirteen and thirty-nine week periods ended September 30, 2007, were not reviewed or audited by us, and accordingly, we do not express an opinion or any form of assurance on them.

/s/ KPMG LLP
Seattle, Washington November 5, 2007